PROSPECTUS SUPPLEMENT                    FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated May 6, 1998)           Registration No. 333-50093

                          OAK INDUSTRIES INC.

             $100,000,000 Principal Amount of 4 7/8% Convertible
                        Subordinated Notes due 2008
                 (Interest payable March 1 and September 1)

                     2,586,900 Shares of Common Stock
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This document supplements the Prospectus dated May 6, 1998 relating to (i)
$100,000,000 aggregate principal amount of 4 7/8% Convertible Subordinated Notes due 2008 (the "Notes") of Oak Industries Inc., a Delaware corporation (the "Company"), and (ii) 2,586,900 shares of common stock, par value $.01 per share, (the "Common Stock") of the Company which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares are being offered for the account of the holders thereof. The Notes were initially acquired from the Company by Donaldson, Lufkin and Jenrette Securities Corporation, Lehman Brothers and Cowen and Company in February 1998 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock of the Company is traded under the symbol "OAK."

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SEE "RISK  FACTORS"  BEGINNING ON PAGE 4 OF THE  ACCOMPANYING PROSPECTUS
FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

               ------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY
                  REPRESENTATION TO THE CONTRARY
                      IS A CRIMINAL OFFENSE.

               ------------------------------------------


The date of this Prospectus Supplement is May 8, 1998.


The following table sets forth (i) the name of each Selling Securityholder and position, office or other material relationship, if any, with the Company within the past three years, (ii) the amount of Notes owned by each Selling Securityholder named herein as of the most recent date for which the Company obtained such information from such Selling Securityholder,
(iii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iv) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (v) the number of Shares which may be offered for the account of such Selling Securityholder under the Prospectus.



Name of Selling       Principal         Principal                           Shares
Securityholder        Amount of        Amount of Note        Shares         Offered
                      Notes Owned      Offered Hereby      Owned(1)(2)    Hereby(2)(3)
---------------       -----------      ---------------     -----------    ------------


Fidelity Financial    $7,000,000       $7,000,000            181,083       181,083
Trust:  Fidelity
Convertible
Securities Fund(4)
------------------


(1) Refers only to the Shares into which the Notes held by such Selling Securityholder are convertible at the Conversion Price (as defined in the Prospectus). In addition, based on Amendment No. 2 to Schedule 13G dated February 14, 1998 (which does not reflect beneficial ownership of the Notes or the Shares into which the Notes are convertible), FMR Corp. is the beneficial owner of 1,749,500 shares of the Company's Common Stock. Such Amendment No. 2 indicated that: (i) Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 1,429,100 of these shares as a result of Fidelity's acting as investment advisor to various investment companies (the "Funds"), one of which, Fidelity Growth and Income Fund, may be deemed to own beneficially 1,426,700 shares of Common Stock, and that Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole dispositive power of the 1,429,100 shares; (ii) Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 320,400 shares as a result of FMTC's acting as investment manager of certain institutional accounts, and Edward C. Johnson 3d and FMR Corp., through its control of FMTC, each has sole voting and dispositive power over such shares; and (iii) members of the Edward C. Johnson 3d family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2) The Conversion Price and the number of Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights."
Accordingly, the number of Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3)   Assumes that the full amount of Notes held by the Selling
Securityholder are converted into Shares at the Conversion Price and offered by such Shares by such Selling Securityholder pursuant to the Prospectus.

(4) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management and Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of April 20, 1998.

The Selling Securityholder listed above does not have and within the past three years has not had, any position, office or other material relationship with the Company or any of its predecessors of affiliates.

Because the Selling Securityholder may offer all or some portion of the above referenced securities pursuant to this Prospectus or otherwise, no estimate can be given as to the amount or percentage of such securities that will be held by the Selling Securityholders upon termination of any such sale. In addition, the Selling Securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of such securities since April 20, 1998, in transactions exempt from the registration requirements of the Securities Act of 1933. The Selling Securityholders may sell all, part or none of the securities listed above.



The sale or distribution of the Notes and Shares (the "Securities") may be effected directly to purchasers by the Selling Securityholder as principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) or on any exchange or in the over-the-counter market,
(ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sale of the Securities. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholder or by agreement between the Selling Securityholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Securityholder effects such transactions by selling Securities to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).
 The Selling Securityholder and any brokers, dealers or agents that participate in the distribution of Securities may be deemed to be underwriters, and any profit on the sale of Securities by them and any discounts, concessions or commission received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualifications is available and is complied with.

The Company will pay all of the expenses incident to the registration, offering and sale of the Securities to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The Company has agreed to indemnify the Selling Securityholder and any underwriters against certain liabilities, including liabilities under the Securities Act. The Company will not receive any of the proceeds from the sale of any of the Securities by the Selling Securityholder.

The Company may from time to time include additional Selling
Securityholders and information about such Selling Securityholders' plans of distribution in future supplements to the Prospectus.